Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Larry Scott	702-878-0700
President and Chief Executive Officer

	Bruce Ford	702-878-0700
Executive Vice President and Chief Operating Officer

COMMUNITY BANK OF NEVADA OPENS CENTENNIAL BRANCH

Las Vegas, NV, June 14, 2007 – Community Bank of Nevada, a wholly-owned subsidiary of Community Bancorp (NASDAQ: CBON), announced the opening of a new full-service branch in the Northwest part of the valley, and has named James Rensvold as its Branch Manager. Located in a new building at 5785 Centennial Center Boulevard, the branch is the bank's thirteenth location in the valley and will give customers access to a broad range of personal and business banking services.

"Community Bank of Nevada has grown with Las Vegas, and we are proud to bring our relationship banking to the Northwest area," said Larry Scott, President and Chief Executive Officer of Community Bank of Nevada. "Our experienced team of bankers will offer the personalized service and convenience that our bank is known for.

Susan Smith, Branch Relationship Manager, will be in charge of new business development and the management of the existing client base.

Community Bank of Nevada will hold a grand opening for the Centennial branch in July that coincides with the bank’s 12 year anniversary since its founding in 1995.

About Community Bancorp
Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada, with two operating bank subsidiaries: 1) Community Bank of Nevada, and 2) Community Bank of Arizona. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through twelve branches located in the greater Las Vegas area and two loan production offices in Southern California and Arizona.  Community Bank of Arizona (formerly Cactus Commerce Bank), an Arizona state chartered bank, operates through two full-service branches in the greater Phoenix area and acquired in September 2006. We provide commercial banking services, including real estate, construction, commercial loans and SBA loans, to small and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Member FDIC, Equal Housing Lender, SBA Preferred Lender

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to,the successful integration of the Centennial Branch with Community Bank of Nevada, the ability to find and retain qualified staffing at the Centennial Branch, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA's safe harbor provisions.